Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Strengthens Leadership Team with Appointment of Andrea DiFabio as Chief Legal Officer and Corporate Secretary

BURNABY, British Columbia, November 7, 2022 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today announced the appointment of Andrea DiFabio as Chief Legal Officer and Corporate Secretary, effective immediately. Ms. DiFabio will provide strategic leadership and oversight of the planning and execution for Xenon’s legal function on a global basis.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer, stated, “We are very pleased to welcome Andrea to Xenon’s senior leadership team in the newly created role of Chief Legal Officer. Andrea joins us at a time when we have multiple late-stage clinical programs underway with the goal of commercializing new epilepsy therapeutics. She is an inspiring leader who has previously advised and played a key role in the approval and launch of several commercial products. She comes to us with a proven track record in public companies within the life sciences sector and extensive experience in the neurology space, and we look forward to benefiting from her strategic counsel.”

Ms. Andrea DiFabio commented, “I am excited to join Xenon during this important time of growth and late-stage clinical development. I look forward to acting as a strategic business partner to the leadership team and contributing to Xenon’s future successes as we strive to develop new neurology therapeutics for patients in need.”

Ms. DiFabio is a global pharmaceutical executive and legal officer with extensive experience in life sciences companies, including the approval and launch of commercial products. Prior to joining Xenon, Ms. DiFabio was the Chief Legal & Administrative Officer and Corporate Secretary at Repertoire Immune Medicines, Inc. from March 2020 to October 2022, where she developed broad experience supporting all aspects of the company, including business and clinical development, investor communications, risk management, and developing the company’s IP and communication strategy. From 2019 to 2020, Ms. DiFabio served as Chief Legal Officer and Corporate Secretary at Codiak Biosciences, Inc. Prior to its acquisition by Sanofi for $11.6 billion in early 2018, Ms. DiFabio served as Executive Vice President, Chief Legal Officer and Corporate Secretary at Bioverativ Inc. from late 2016 to 2018 after playing a key role in this spinoff company of Biogen Inc. Previously, Ms. DiFabio joined Biogen in 2006 as Corporate Counsel and was promoted to Vice President, Chief US Counsel in 2007 and subsequently to various positions of increasing responsibility, where she was involved in key strategic transactions, as well as the approval and launch of numerous neurology products. Prior to her experience at Biogen, from 1999 to 2006, Ms. DiFabio was a member of the executive team and senior legal counsel at Parexel International, a publicly traded clinical research organization. Ms. DiFabio earned a Juris Doctor degree from Northeastern University School of Law, and a Bachelor of Arts, Summa Cum Laude from Boston University, where she also participated in the Executive MBA Program.

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (NASDAQ:XENE) is a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and potential results from clinical trials; our ability to successfully develop and achieve milestones in our XEN1101 and other development programs; and our ability to successfully develop and obtain regulatory approval of XEN1101 and our other product candidates. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; promising results from pre-clinical development activities or early clinical trial results may not be replicated in later clinical trials; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates, including XEN1101 may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; the impact of the ongoing COVID-19 pandemic on our research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, regulatory agencies and related review times, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; the impact of the COVID-19 pandemic on our business; the impact of unstable economic conditions in the general domestic and global economic markets; adverse conditions from geopolitical events; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta, and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com